Exhibit 99.2

PROTECTION ONE ANNOUNCES RESOLUTION OF KEY OUTSTANDING ISSUES IN

KANSAS CORPORATION COMMISSION PROCEEDING

Tax Sharing Agreement with Westar Energy to Remain Intact;

Credit Facility with Westar Industries to be Reduced and Extended by One Year to January 2005

TOPEKA, Kan., March 13, 2003 - Protection One (NYSE: POI-NEWS) today announced that the Kansas Corporation Commission (KCC) has entered an order conditionally approving a settlement between Protection One, the Kansas Corporation Commission Staff, Westar Energy, Inc., Westar Industries, Inc. and MBIA Insurance Corporation.  The settlement successfully resolves, without contested proceedings or litigation, certain points relating to the Commission’s previously issued Order No. 55 that could have jeopardized Protection One’s contractual arrangements with Westar Energy and Westar Industries.

The KCC conditionally approved the partial stipulation, including payments under an existing Tax Sharing Agreement, subject to certain notification requirements.  The settlement will also allow Westar Industries to fulfill its obligation to provide Protection One with its Credit Facility.  Pursuant to the settlement, the maximum borrowing capacity under the Credit Facility will be reduced to $228.4 million from $280 million, and the maturity of the Credit Facility may be extended for an additional year beyond its current stated maturity of January 2004.

Under the terms of the settlement, Westar Energy also will pay Protection One approximately $4.4 million related to the termination of certain inter-company agreements, including the repurchase of the Company’s aviation subsidiary. Pursuant to the settlement, a Management Services Agreement between the Company and Westar Energy also will be terminated.

“We are pleased with the outcome of these settlement negotiations.  Working in concert with Westar Energy, I believe we have come to a settlement that is beneficial to Protection One and its shareholders, as well as the KCC and other interested parties,” said Richard Ginsburg, Protection One’s President and Chief Executive Officer.

About Protection One

Protection One, one of the leading commercial and residential monitored security services companies in the United States and a leading security provider to the multifamily housing market through Network Multifamily, serves more than one million customers in North America. For more information on Protection One, go to http://www.ProtectionOne.com.

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Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases, such as “we believe,” “we anticipate,” “we expect” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest rates, and our ability to enter new markets successfully. Our actual results may differ materially from those discussed here. No assurance can be given that any proposals Protection One receives will provide it with adequate financing on terms which will be economically acceptable to Protection One. See our Annual Report on Form 10-K for the year ended December 31, 2001, the quarterly report on Form 10-Q for the three and nine months ended September 30, 2002, and current reports on Form 8-K for further discussion of factors affecting our performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.